Exhibit 10.15

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT

STOCK OPTIONS (5+1)

Team Member:            Participant Name

Personnel Number:            Employee ID

Award:	Option to Purchase Quantity Granted Shares
Grant Date:                November 19, 2018
Exercise Price:                $ Grant Price

Term:	Earlier of (i) ten (10) years; or (ii) dates set forth in Section 4
Type of Option:            Non-Qualified
Vesting Schedule:

Vesting Date	Percent of Award Vested
November 19, 2019 November 19, 2020 November 19, 2021	33 1/3% 33 1/3% 33 1/3%

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (the “Award” as embodied by this “Award Agreement”).

1.
Terms and Conditions. The Award of Stock Options (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan or any successors thereto, as such plan or its successors may be amended and restated from

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time to time (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.
Definitions. For purposes of this Award Agreement, “Cause”, “Change in Control”, “Disability”, “Good Reason”, “Release”, “Termination of Employment” and “Tyson” shall have the meanings set forth below:

(i)    “Cause” is defined as a Termination of Employment as a result of the occurrence of one or more of the following events:
(a)    job-related misconduct or non-performance of duties;

(b)	violation of the policies of Tyson (including a violation of the Code of Conduct);

(c)	any willful and wrongful conduct or omission by you that injures Tyson;

(d)	any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;

(e)
you are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony, serious crime, job-related misdemeanor, or similar offense; or

(f)	your intentional or willful violation of any restrictive covenant or other agreement to which you are a party with Tyson.
For purposes of this Award Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or failure to terminate you as a result of such event, be construed as a consent to the occurrence of that event or future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof.

(ii)    “Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.
(iii)    “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson. If no long-

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term disability plan or policy was ever maintained on your behalf or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Internal Revenue Code (the “Code”), as amended, or any successors thereto, and any regulations or rulings issued thereunder. In the event of a dispute, the determination of Disability will be made by the Committee (as defined in the Plan) and will be supported by the advice of a physician competent in the area to which such Disability relates.
(iv)    “Good Reason” is defined as the occurrence of any one or more of the following actions or events without your written consent; provided that you may not rely on any particular action or event as a basis for terminating your employment for Good Reason unless you deliver a Notice of Good Reason based on that action or event within thirty (30) days of its initial occurrence and Tyson (or its successors) has failed to correct the circumstances cited by you as constituting Good Reason within thirty (30) days of such Notice of Good Reason and you resign within thirty (30) days following such failure:

(a)	A material diminution in authority, duties or responsibilities (not merely a change in job title alone);

(b)
Greater than a fifteen percent (15%) decrease in the total of your then-current (i) base salary, (ii) target annual cash award opportunity under the Tyson Foods, Inc. Annual Incentive Plan, or any successors thereto, as such plan or its successors may be amended or restated from time to time, as determined by Tyson in its sole discretion, and (iii) target grant date value of the annual long-term incentive award under the Plan, as determined by Tyson in its sole discretion;

(c)	Transfer of your primary employment location beyond fifty (50) miles; or

(d)
The failure by Tyson to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under this Award Agreement for at least twenty-four (24) months following a Change in Control.

(v)    “Release” shall mean that specific document which Tyson shall present to you for consideration and execution after your Termination of Employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, its subsidiaries, affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson and its subsidiaries, affiliates and related parties (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practicable after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.
(vi)    “Termination of Employment” shall have the meaning ascribed to it in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its affiliates in interpreting the meaning of a Termination of Employment.
(vii)    “Tyson” means Tyson Foods, Inc. or any successor thereto.

3.	Vesting.

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3.1.
Vesting Schedule and Forfeiture. The Award which becomes vested pursuant to the Vesting Schedule shall be considered as fully earned and exercisable by you, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any Award will be forfeited back to Tyson in the event of your Termination of Employment before the Vesting Date, except as otherwise provided in Sections 3.2 through 3.4. The events described in Sections 3.2 through 3.4 are referred to herein as “Vesting Events.”

3.2.
Death or Disability. In the event your employment with Tyson is terminated due to death or Disability before the Award is vested in full, you will be vested in a pro rata portion of any unvested portion of the Award determined by multiplying the number of unvested option shares by a fraction, the numerator of which is the total number of days that you were employed by Tyson between the later of the Grant Date or the Vesting Date that occurred immediately before your Termination of Employment and the denominator of which is the total number of days between (i) the later of the Grant Date or the Vesting Date that occurred immediately before your Termination of Employment and (ii) the third anniversary of the Grant Date.

3.3.
Termination by Tyson without Cause or by you for Good Reason; Voluntary Termination under the “5+1” Officer Separation Program. In the event of your Termination of Employment by Tyson for reasons other than for Cause, or by you for Good Reason or through participation in the Officer Separation Program component of the Executive Severance Plan of Tyson Foods, Inc., contingent upon your timely execution and non-revocation of a Release, you will be vested in a pro rata portion of any unvested portion of the Award determined by multiplying the number of unvested option shares by a fraction, the numerator of which is the total number of days that you were employed by Tyson between the later of the Grant Date or the Vesting Date that occurred immediately before your Termination of Employment and the denominator of which is the total number of days between (i) the later of the Grant Date or the Vesting Date that occurred immediately before your termination of employment by Tyson and (ii) the third anniversary of the Grant Date.

3.4.
Change in Control. Following a Change in Control that occurs before the Award becomes fully vested, you will become fully vested in the unvested portion of the Award upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (to the extent the Award has not otherwise become fully vested prior to such event): (i) you experience a Termination of Employment by Tyson without Cause or (ii) you resign from your employment on account of Good Reason. The Award will be settled in the same form of consideration received by shareholders of Tyson Foods, Inc.’s Class A common stock in connection with the Change in Control transaction, unless the express terms of the documentation establishing the terms of the Change in Control provide otherwise.

4.
Time of Exercise of Award. The Award will be exercisable upon the Vesting Dates and/or Vesting Events set forth in Section 3. In the event of your Termination of Employment, your vested options shall no longer remain exercisable, except as follows:

4.1.
Termination of Employment. Except as provided in Section 4.2, in the event of your Termination of Employment, your vested Award will remain exercisable for a period of three (3) months from the Termination of Employment, but not longer than ten (10) years from the Grant Date.

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4.2.
Death, Disability, Termination by Tyson without Cause or by you for Good Reason, or Voluntary Termination under the “5+1” Officer Separation Program. In the event your Termination of Employment is due to death or Disability, or is effected by Tyson without Cause, by you for Good Reason, or through participation in the Officer Separation Program component of the Executive Severance Plan of Tyson Foods, Inc., your vested Award will remain exercisable by you, or your Beneficiary in the case of your death, for a period of thirty-six (36) months from the Termination of Employment, but not longer than ten (10) years from the Grant Date.

5.	Manner of Exercise of Award. The Award may be exercised through any of the following methods as provided under the Plan:

5.1.	Cash of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding;

5.2.
Delivery to Tyson of the number of shares owned at least six (6) months at the time of exercise having a fair market value of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding;

5.3.	Cashless exercise through a broker designated by Tyson, which shall account for, and include, any required tax withholding but not to exceed the required minimum statutory withholding;

5.4.
Withholding of the number of shares having a fair market value of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding but not to exceed the required minimum statutory withholding; or

5.5.
Unless the Award is no longer exercisable under the terms of Section 4 above, by accepting the terms herein you consent to have the options automatically exercise, using any of the above methods at Tyson’s sole discretion, either at the end of the period defined in Section 4.1 or Section 4.2, as applicable, or, if earlier, on the tenth (10th) anniversary of the Grant Date (or, if the 10th anniversary of the Grant Date is not a business day, the business day immediately preceding the 10th anniversary of the Grant Date), if the price per share of Tyson stock at the time of exercise is greater than the Exercise Price.

6.
Withholding Taxes. By executing this Award Agreement and accepting this Award, you acknowledge and agree that you are responsible for all applicable income and other taxes, as well as any social insurance contributions and other deductions or withholdings required by applicable law, from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority.

7.
Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any clawback policy that may be implemented by Tyson (whether in existence as of the Grant Date or later adopted, and as such policy may be amended from time to time) that may apply to you, any shares issued pursuant to this Award and/or any amount received with respect to any sale of any such shares, and you expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy without your further consent or action. To

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the extent that the terms of this Award and any such policy conflict, then the terms of such policy shall prevail.

8.
Beneficiary Designation. In accordance with the terms of the Plan, you may name a Beneficiary who may exercise the Award under this Award Agreement in case of your death before you receive any or all of the Award. Each Beneficiary designation shall revoke all prior designations, shall be in a form prescribed by the Committee, and shall be effective only when filed in writing with the Committee during your lifetime.

9.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

10.
Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its affiliates, the former will always control. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

12.
Restrictions on Transfer of Award. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

13.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

14.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

15.
No Vested Right in Future Awards. You acknowledge and agree by executing this Award Agreement that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

16.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.

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17.
Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.

18.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

19.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

* * *
TYSON FOODS, INC.
By: . /s/ Mary Oleksiuk .
Title: EVP, Chief Human Resources Officer

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